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(LOGO OF APPLIED MAGNETICS APPEARS HERE)                            NEWS RELEASE
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     FOR IMMEDIATE RELEASE                 Contact:     Craig D. Crisman
                                                        President and
                                                        Chief Executive Officer
                                                        805/683-5353


                    APPLIED MAGNETICS CORPORATION ANNOUNCES
                               CREDIT COMMITMENT

     GOLETA, CALIFORNIA November 15, 1994 - APPLIED MAGNETICS CORPORATION (APM:NYSE) announced today that it has entered into a commitment letter with The CIT Group/Business Credit, Inc. under which the Company will be provided secured financing, in the form of a revolving line of credit, for up to $35,000,000.

     The closing of the transaction, which is subject to preparation and finalization of definitive loan documentation and certain other closing conditions, is expected to occur by the end of December. The amount available for borrowing at any time under the facility will be subject to certain asset ratios and other considerations.

     Craig D. Crisman, President and Chief Executive Officer stated "This proposed financing is part of Applied Magnetic's overall turnaround strategy and will be used to fund the growth of thin-film disk head products and the ramp of MR disk-head programs."


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